Exhibit 99.1

Portland, Oregon

September 8, 2005

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.84 PER SHARE FOR THE QUARTER ENDED JULY 31, 2005

Cascade Corporation (NYSE: CAE) today reported its financial results for the second quarter ended July 31, 2005.

Second Quarter Fiscal 2006 Summary

•      Summary financial results for the second quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2005	2004	% Change
Net sales	$114,966	$92,376	24.5%
Gross profit	36,570	29,351	24.6%
Gross profit %	31.8%	31.8%
SG&A	18,928	18,066	4.8%
Amortization	767	167	—
Interest expense, net	528	802	(34.2)%
Other expense	65	153	(57.5)%
Income before tax	16,282	10,163	60.2%
Provision for income taxes	5,532	3,661	51.1%
Effective tax rate	34%	36%
Net income	$10,750	$6,502	65.3%
Diluted earnings per share	$0.84	$0.51	64.7%

•      Strong markets in North America and Asia-Pacific, increased demand for OEM products, sales from expanded production capacity and strengthening of foreign currencies against the US dollar, all made significant contributions to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$20.8	22.5%
Foreign currency changes	1.8	2.0%
Total	$22.6	24.5%

Excluding the effect of currency changes, revenue growth in North America, Europe and Asia Pacific was 25%, 18% and 25%, respectively, over the prior year’s second quarter.

•      Consolidated gross profit percentage of 32% was consistent with the percentage in the comparable quarter of the prior year.  Margins were favorably impacted by increased absorption of fixed costs due to higher volumes and price increases.  This was offset by continuing increases in material costs and by increased sales of lower margin OEM products.

•      The increase in SG&A was attributable to the adoption of a new accounting standard for share-based compensation, increases in professional fees and currency changes.

•      The increase in amortization expense was primarily due to the amortization of intangible assets related to our acquisition in Italy from a prior year.

•      The decrease in the effective tax rate from 36% to 34% was due primarily to higher levels of income in foreign jurisdictions with lower statutory tax rates, primarily China.

•      Effective in the second quarter of the year we elected to early adopt the new accounting standard for share-based compensation, Statement of Financial Account Standards No. 123R.  We applied the standard using a modified prospective method with no restatement of prior periods.  Prior to the adoption of 123R we only recognized compensation expense related to stock appreciation rights (SARs).  This expense was calculated quarterly, based on our share price at quarter-end, resulting in substantial expense volatility.  Under 123R we will be accounting for share-based compensation expense for SARs and options based on a one-time valuation calculated as of the grant date.  This will eliminate market related expense volatility and provide a more transparent view of our total share-based compensation expense.  Total share-based compensation expense recorded in the second quarter was $597,000 compared to $340,000 for the second quarter of fiscal 2005.

Market Conditions

•      Year-to-date shipments in the North American lift truck market were up 25% over the prior year, with the shipments in the most recent quarter reflecting a similar trend.  Based on the current industry backlog, lift truck shipments should remain strong at least through the next quarter.   Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for Cascade’s products.

•      Year-to-date shipments in the European lift truck market were up 5% over the prior year.  However, the trend in the second quarter is flat in comparison with the second quarter of last year.

•      Year-to-date shipments in the Asia-Pacific lift truck market were up 10% compared to the prior year.  Second quarter shipments were up 16% over the prior year.  We continue to see strength in the Asia-Pacific region as a whole and in the Chinese market in particular.

•      Steel costs have continued to increase for some steel grades and certain parts and components.  We have recently been notified of a price increase by our largest supplier of steel to North America and China which will become effective October 1, 2005.  We are aggressively working to mitigate the effect of this and other increases through a variety of means.   We will continue these efforts in the coming months, although there is no assurance we will be able to mitigate the full impact of all steel cost increases.

North America Summary

Quarter ended July 31,	2005	2004	% Change
Net sales	$61,793	$49,028	26.0%
Gross profit	24,063	18,936	27.1%
Gross profit %	38.9%	38.6%
SG&A	10,896	10,499	3.8%
Amortization	37	35	5.7%
Operating income	$13,130	$8,402	56.3%

•      Higher shipments and sales in the second quarter reflected the strong North American lift truck market.  Revenues were also favorably impacted by the current US$/Euro exchange rate, which has served to reduce European imports into the North American market.  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$12.2	24.8%
Foreign currency changes	0.6	1.2%
Total	$12.8	26.0%

•      The gross profit percentage of 39% was consistent with the prior year.  Better fixed cost absorption due to higher shipment volumes was offset to a large degree by higher material costs. Current year results also include additional shipments of certain lower margin OEM products.

•      Increased SG&A expense was primarily attributable to the adoption of the new accounting standard for share-based compensation and an increase in professional fees.

Europe Summary

Quarter ended July 31,	2005	2004	% Change
Net sales	$35,297	$29,485	19.7%
Gross profit	6,691	5,829	14.8%
Gross profit %	19.0%	19.8%
SG&A	5,384	5,509	(2.3	) %
Amortization	723	126	—
Operating income	$584	$194	—

•      Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$5.2	17.7%
Foreign currency changes	0.6	2.0%
Total	$5.8	19.7%

•      Revenue growth in Europe can be attributed to strong demand for OEM products and to additional fork production capacity acquired in October 2005 with the purchase of assets of a major German competitor.

•      Gross margins declined slightly due to higher steel costs, increased sales of lower margin OEM products, increased maintenance and labor costs at our manufacturing facility in Germany and costs related to the closure of a manufacturing facility in The Netherlands.

•      We announced in the second quarter our plans to close a manufacturing facility in The Netherlands.  The plant closure will eliminate excess production capacity for attachment products in Europe and transfer certain production assets to Italy.  Total estimated costs of the closure, primarily related to employee terminations and movement of equipment, are $1.8 million.  During the second quarter we incurred $275,000 of costs related to the closure and expect to incur a substantial portion of the remaining costs by the end of fiscal 2006.

•      SG&A decreased 2% due to lower warranty, marketing and other miscellaneous costs.

Asia Pacific Summary

Quarter ended July 31,	2005	2004	% Change
Net sales	$17,876	$13,863	28.9%
Gross profit	5,816	4,586	26.8%
Gross profit %	32.5%	33.1%
SG&A	2,648	2,058	28.7%
Amortization	7	6	16.7%
Operating income	$3,161	$2,522	25.3%

•      All markets in the Asia-Pacific region made a significant contribution to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$3.4	24.6%
Foreign currency changes	0.6	4.3%
Total	$4.0	28.9%

•      The increase in SG&A was due to the effect of currency changes and higher employee benefit costs and professional fees in China.

•      As discussed in prior quarters we are planning to significantly expand our manufacturing capabilities in China.  While the current production levels in China still represent less than 15% of our consolidated net sales, we believe the growth in the Chinese economy present significant opportunities for the future.

Dividend

•      On September 7, 2005 the Company’s Board of Directors declared a quarterly dividend of $.15 per share, payable on October 21, 2005 to shareholders of record as of October 6, 2005.

President & CEO Comments

Robert C. Warren, Jr., President and Chief Executive Officer, remarked “We are pleased with the higher shipment volumes in all geographic regions.  While we have been able to mitigate the increases in steel prices with the added volumes, price increases and other means, we are still carefully evaluating the effect of recent communications from steel suppliers about additional steel price increases.  We are also mindful of the potential negative impact, both direct and indirect, that rising energy costs may have.  We anticipate this to continue to be a challenge through the remainder of the year.”

Mr. Warren further commented that “We are still optimistic about shipment levels in the next quarter due to the substantial backlog in the North American lift truck market and the continuing strength in Asia.  Europe shipment levels will be down as expected due to an extended holiday season in several countries.  Our results in Europe also continue to reflect the highly competitive environment in our industry and we do not foresee any significant change in this situation in the near future.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, September 8th at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0713, International callers can access the call by dialing (303) 262-2140.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11037925#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited—in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31		July 31
	2005	2004	2005	2004
Net sales	$114,966	$92,376	$229,481	$185,905
Cost of goods sold	78,396	63,025	155,422	125,178
Gross profit	36,570	29,351	74,059	60,727

Selling and administrative expenses	18,928	18,066	37,046	35,984
Amortization	767	167	944	307

Operating income	16,875	11,118	36,069	24,436
Interest expense	698	925	1,450	1,824
Interest income	(170)	(123)	(278)	(220)
Other expense (income)	65	153	(167)	58

Income before provision for income taxes	16,282	10,163	35,064	22,774
Provision for income taxes	5,532	3,661	12,106	8,062

Net income	$10,750	$6,502	$22,958	$14,712

Basic earnings per share	$0.87	$0.54	$1.87	$1.21
Diluted earnings per share	$0.84	$0.51	$1.79	$1.16

Basic weighted average shares outstanding	12,302	12,146	12,266	12,125
Diluted weighted average shares outstanding	12,856	12,741	12,808	12,648

CASCADE CORPORATION
CONSOLIDATED BALANCE SHEETS

(Unaudited—in thousands, except per share data)

	July 31	January 31
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$26,422	$30,482
Marketable securities	15,403	1,503
Trade accounts receivable, less allowance for doubtful accounts of $1,931 and $2,182	75,105	70,728
Inventories	49,379	46,212
Deferred income taxes	3,415	3,042
Prepaid expenses and other	5,663	4,592
Total current assets	175,387	156,559
Property, plant and equipment, net	77,411	82,027
Goodwill	74,235	74,786
Deferred income taxes	9,715	9,688
Other assets	5,140	5,032
Total assets	$341,888	$328,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,346	$2,461
Current portion of long-term debt	12,789	12,916
Accounts payable	21,071	25,778
Accrued payroll and payroll taxes	6,807	7,283
Income taxes payable	2,119	2,068
Other accrued expenses	12,073	11,005
Accrued environmental expenses	891	894
Total current liabilities	58,096	62,405
Long-term debt, net of current portion	25,086	25,187
Accrued environmental expenses	7,438	7,799
Deferred income taxes	4,090	3,988
Other liabilities	10,976	10,830
Total liabilities	105,686	110,209

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,383 and 12,224 shares issued and outstanding	6,192	6,112
Additional paid-in capital	18,319	20,004
Unamortized deferred compensation	—	(4,506)
Retained earnings	208,518	188,507
Accumulated other comprehensive income	3,173	7,766
Total shareholders’ equity	236,202	217,883
Total liabilities and shareholders’ equity	$341,888	$328,092

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF CASHFLOWS

(Unaudited—in thousands)

	Six Months Ended
	July 31
	2005	2004
Cash flows from operating activities:
Net income	$22,958	$14,712
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,434	7,086
Share-based compensation and amortization of deferred compensation	369	340
Deferred income taxes	(298)	(298)
Gain on disposition of assets	(27)	(48)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,377)	(6,605)
Inventories	(3,167)	(2,482)
Prepaid expenses and other	(1,071)	(1,153)
Accounts payable and accrued expenses	(5,183)	3,142
Current income taxes payable	51	2,251
Other liabilities	838	926
Net cash provided by operating activities	18,527	17,871

Cash flows from investing activities:
Capital expenditures	(5,287)	(6,598)
Sales of marketable securities	10,150	6,250
Purchases of marketable securities	(24,050)	(13,590)
Proceeds from sale of assets	190	216
Other assets	91	340
Net cash used in investing activities	(18,906)	(13,382)

Cash flows from financing activities:
Cash dividends paid	(2,947)	(2,670)
Payments on long-term debt and capital leases	(228)	(331)
Notes payable to banks, net	(115)	(900)
Common stock issued under share-based compensation plans	1,812	1,149
Excess tax benefit from exercise of stock options and stock appreication rights	720	—
Net cash used in financing activities	(758)	(2,752)

Effect of exchange rate changes	(2,923)	(1,718)

Change in cash and cash equivalents	(4,060)	19
Cash and cash equivalents at beginning of period	30,482	25,584
Cash and cash equivalents at end of period	$26,422	$25,603